Exhibit 21.1

List of CAI Subsidiaries

CAIJ, Inc. (Japan)

Container Applications International (UK) Limited (CAI-London)

Container Applications (Malaysia) SDN BHD (CAI-Malaysia)

Container Applications International Corporation (CA-Japan)

Sky Container Trading Limited (UK)

Sky Domestic Container Leasing Limited (UK)